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                                                                   EXHIBIT 21.1

                   SUBSIDIARIES OF SILVERSTREAM SOFTWARE, INC.



Subsidiary Name                                   Jurisdiction of Organization

SilverStream Securities Corporation               Massachusetts

SilverStream Netherlands, Inc.                    Delaware

SilverStream Software Limited                     United Kingdom

SilverStream Software GmbH                        Germany

SilverStream Software B.V.                        The Netherlands

SilverStream Software BVBA/SPRL                   Belgium

SilverStream Software (Asia) Limited              Hong Kong

SilverStream Software (Asia) Pte. Ltd.            Singapore

SilverStream s.r.o.                               Czech Republic

SilverSolutions spol. s.r.o.                      Czech Republic

SilverStream Norge AS                             Norway

SilverStream France S.A.                          France